Exhibit 10.76

FIRST AMENDMENT TO CROSS LICENSE AGREEMENT

This FIRST AMENDMENT TO CROSS LICENSE AGREEMENT (this “First Amendment”), dated as of the 26th day of October, 2012 (the “First Amendment Date”), is entered into by and between Intuitive Surgical Operations, Inc., a Delaware corporation having its principal place of business at 1266 Kifer Road, Sunnyvale, California 94086 (“ISOI”)—on behalf of Intuitive Surgical, Inc. and all subsidiary Affiliates of Intuitive Surgical, Inc.—and Hansen Medical, Inc., a Delaware corporation having its principal place of business at 800 E. Middlefield Road, Mountain View, California 94043 (“Hansen”).

R E C I T A L S

WHEREAS, Intuitive Surgical, Inc. and Hansen have entered into that certain Cross License Agreement (the “Agreement”) dated as of September 1, 2005 (“Effective Date”) pursuant to which Intuitive Surgical, Inc. and Hansen each granted to the other certain licenses for patents and patent applications in specified fields of use as further set forth therein;

WHEREAS, Intuitive Surgical, Inc. has assigned to ISOI all of Intuitive Surgical, Inc.’s rights and obligation under the Agreement;

WHEREAS, the Parties now desire to expand the scope of Hansen’s license to ISOI, all on terms and conditions set forth herein; and

WHEREAS, ISI and Hansen are entering into a Common Stock Purchase Agreement pursuant to which ISI is acquiring shares of Common Stock of Hansen for an aggregate purchase price of $10,000,000 and on other terms and conditions set forth therein.

NOW, THEREFORE, in full consideration of the mutual covenants and premises contained herein, the Parties agree as follows:

1.	Terms. Capitalized terms used in this First Amendment and not otherwise defined herein shall have the meanings given thereto in the Agreement.

2.	License Fee. In consideration of the rights and licenses granted by Hansen to ISI hereunder, ISOI shall pay to Hansen, within seven (7) days following the First Amendment Date, a license fee of Twenty Million United States Dollars (US $20,000,000)]. Until such payment is made by ISOI, no license granted by Hansen for the Hansen Subsequent Patents and the Hansen Future Patents under this First Amendment shall be deemed effective. Such license fee shall be non-creditable and non-refundable.

3.

Intuitive Surgical. The term “ISI”, either by itself or as part of a defined term, is amended to mean, individually and collectively, Intuitive Surgical, Inc. and all subsidiary Affiliates of Intuitive Surgical, Inc. (e.g., ISOI). Therefore, unless otherwise specified, rights granted to “ISI” are granted to Intuitive Surgical, Inc. and all subsidiary Affiliates of Intuitive Surgical, Inc., and obligations imposed on “ISI” under the Agreement as amended by this First Amendment may be complied with by one or more of

Intuitive Surgical, Inc. or the subsidiary Affiliates of Intuitive Surgical, Inc. Obligations imposed under the Agreement as amended by this First Amendment on a specific ISI entity shall be considered fulfilled if complied with by another ISI entity. ISI may specify to Hansen which ISI entity is to receive payments under Sections 3.3 and 3.4 of this Agreement, and in the absence of such specification such payments shall be made to ISOI.

4.	Section 1.10. Section 1.10 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Hansen Field of Use” means the research, development, manufacture, use, sale, promotion, distribution and importation of medical devices and systems for intravascular approaches for the diagnosis and/or treatment of cardiovascular, neurovascular, and peripheral vascular diseases, wherein the distal end of the medical device or system, after entering a blood vessel, remains within the blood vessel or branches of the blood vessel for the delivery of the diagnostic or therapeutic modality for which the device or system is being used. For clarity, as used in this Section 1.10 and in Section 1.18, “vascular” and terms containing “—vascular” mean blood vessel (artery, arteriole, vein, venule, or capillary). The Parties agree that “intravascular approach” means navigating inside a blood vessel; “cardiovascular disease” means a disease, deformity, or injury inside or to the heart or inside or to the blood vessels that transport blood to and from the heart muscle; “neurovascular disease” means a disease, deformity, or injury inside or to the blood vessels that transport blood to and from the brain; and “peripheral vascular disease” means a disease, deformity, or injury inside or to blood vessels. The Parties agree that performing diagnosis and/or treatment in an interior chamber of the heart is considered to be within the Hansen Field of Use if entry into the heart is made by intravascular approach.

5.	Section 1.13. Section 1.13 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Hansen Patents” means, individually and collectively, the Hansen Original Patents, Hansen Subsequent Patents and Hansen Future Patents.

(A)

“Hansen Original Patent” means: (a) any patent or patent application that has a filing date on or prior to the Effective Date that is either (i) owned by Hansen or an Affiliate of Hansen or (ii) licensed to Hansen or an Affiliate of Hansen, with the right to grant sublicenses under such patents and patent applications; (b) any divisional, continuation, or continuation-in-part (but only to the extent claims in such CIP that are based on and enabled by the subject matter disclosed in a patent or patent application meeting the criteria of subclause (a) of this Section 1.13(A) above) application that is based upon the patents or patent applications in subclause (a) of this Section 1.13(A) above, and all foreign patents applications claiming priority from any of the foregoing patents and patent applications; and (c) any patent issuing on any of the foregoing applications, and including any reissue, re-examination, renewal, extension, or supplementary protection certificate (or the like) of any such patent. For clarity, the term “Hansen Original Patent” shall not include any patent or patent application (x) that is owned or controlled by an entity that is not an Affiliate of Hansen as of the Effective Date and that subsequently becomes an Affiliate of Hansen; or (y) rights to which Hansen acquires from a third party after the Effective Date, whether by merger, acquisition, asset purchase, license or otherwise.

(B)	“Hansen Subsequent Patent” means: (a) any patent or patent application that is conceived or has a filing date between the Effective Date and the First Amendment Date; (b) any divisional, continuation, or continuation-in-part (but only to the extent claims in such CIP that are based on and enabled by the subject matter disclosed in a patent or patent application meeting the criteria of subclause (a) of this Section 1.13(B) above) application that is based upon the patents or patent applications in subclause (a) of this Section 1.13(B) above, and all foreign patents applications claiming priority from any of the foregoing patents and patent applications; (c) any patent issuing on any of the foregoing applications, including any reissue, re-examination, renewal, extension, or supplementary protection certificate (or the like) of any such patent; and (d) any patent or patent application claiming priority to the same patent or patent application as any of the foregoing applications; provided, however, that in all such cases (a) to (d), such patent or patent application shall be a Hansen Subsequent Patent only if such patent or patent application is either (i) owned by Hansen or an Affiliate of Hansen, or (ii) licensed to Hansen or an Affiliate of Hansen with the right to grant sublicenses under such patents and patent applications within the scope of the licenses granted by Hansen to ISI hereunder, and in each case only if the license or sublicense thereof does not give rise to any violation of the terms of any written agreement with a third party pursuant to which Hansen obtained or developed such right. For clarity, in the event a patent or application is licensed to Hansen or an Affiliate of Hansen and Hansen is not empowered to grant ISI a Co-exclusive license, then Hansen shall grant to ISI whatever license or right (e.g., non-exclusive license or non-assert) that Hansen is empowered to grant a sublicensee, if any. Hansen Subsequent Patents include, but are not necessarily limited to, patents and patent applications listed in Exhibit D.

(C)

“Hansen Future Patent” means: (a) any patent or patent application that is conceived or has a filing date within the Capture Period; (b) any divisional, continuation, or continuation-in-part (but only to the extent claims in such CIP that are based on and enabled by the subject matter disclosed in a patent or patent application meeting the criteria of subclause (a) of this Section 1.13(C) above) application that is based upon the patents or patent applications in subclause (a) of this Section 1.13(C) above, and all foreign patents applications claiming priority from any of the foregoing patents and patent applications; (c) any patent issuing on any of the foregoing applications, and including any reissue, re-examination, renewal, extension, or supplementary protection certificate (or the like) of any such patent; and (d) any patent or patent application claiming priority to the same patent or patent application as any of the foregoing applications; provided, however, that in all such cases (a) to (d), such patent or patent application shall constitute a Hansen Future Patent only if it is either (i) owned by Hansen or an Affiliate of Hansen or (ii) licensed to Hansen or an Affiliate of Hansen, with the right to grant sublicenses under such patents and patent applications within the scope of the licenses granted by Hansen to ISI hereunder, in each case only if the license or sublicense thereof does not give rise to any violation of the terms of any written agreement with a third party pursuant to which Hansen obtained or developed such right. Notwithstanding the foregoing, “Hansen Future Patent” does not include any patent or patent application that has a filing date subsequent to the effective date of an Acquisition of ISI or substantially all ISI assets (but not arising from any business reorganization internal to ISI or ISI Affiliates) by one or more third parties, nor any divisional, continuation, or continuation-in-part of any such patent application, or any patent issuing on any such patent application, nor any reissue, re-examination, renewal, extension, or supplementary protection certificate (or the like) of any such patent. For clarity, in the event a patent or application is licensed to Hansen or an Affiliate of Hansen and Hansen is not empowered to grant ISI a Co-exclusive license, then Hansen shall grant to ISI whatever license or right (e.g., non-exclusive license or non-assert) that Hansen is empowered to grant a sublicensee, if any.

Notwithstanding the foregoing, to the extent any patent or patent application that would otherwise qualify as a Hansen Subsequent Patent or Hansen Future Patent under this Section 1.13 constitutes Hansen Cross-Licensed IP or Hansen-Luna IP as such terms are defined in that certain Cross License Agreement between ISOI and Hansen dated January 12, 2010 (“2010 FOSSL Cross License”) such patent or patent application shall be governed solely by the terms of the 2010 FOSSL Cross License and shall not be subject to the terms and conditions hereof, and are therefore excluded from the license to Hansen Subsequent Patents and Hansen Future Patents hereunder.

Further notwithstanding the foregoing, if a patent or patent application that would otherwise qualify as a Hansen Patent under this Section 1.13 is subject to an agreement between Hansen (or a Hansen Affiliate) and a third party requiring Hansen (or a Hansen Affiliate) to pay a royalty, net sales payment, or other consideration to such third party as a result of the practice of the licensed rights, then such patent or patent application shall be included in the Hansen Patents only if ISI agrees to bear the cost of such royalty, net sales payment, or other consideration that Hansen (or a Hansen Affiliate) is obligated to pay under such agreement based on ISI’s use or practice of such patent rights.

In the event that Hansen or an Affiliate of Hansen undergoes an Acquisition by or Asset Transfer to a third party, then: (1) Hansen Patents shall continue to include all patents and patent applications which qualified as Hansen Patents immediately prior to such Acquisition or Asset Transfer, (2) Hansen Patents shall exclude any patents and patent applications owned or controlled by the entity acquiring control of Hansen or the Affiliate of Hansen, or the applicable assets, through such Acquisition or Asset Transfer (a “Hansen Acquiror”), or any affiliate of such Hansen Acquiror, prior to the effective date of such Acquisition or Asset Transfer, and (3) Hansen Patents shall exclude any patents or patent applications filed by a Hansen Acquiror, or any Affiliate of such Hansen Acquiror, following such Acquisition or Asset Transfer (other than those patents and patent applications which qualify as Hansen Patents and are filed after such Acquisition or Asset Transfer with respect to inventions conceived solely by one or more employees, contractors, or agents of Hansen or of entities that were Affiliates of Hansen prior to such Acquisition or Asset Transfer).

6.	Section 1.18.

The following text is hereby added to follow the existing Section 1.18 “ISI Field of Use” definition:

For further clarity, the terms “diagnosis and/or surgical procedures” and “diagnosis and/or surgery” in this Section 1.18 mean surgical diagnosis and/or treatment of disease, deformity, or injury.

7.	Section 1.30. New Section 1.30 is hereby added to the end of Article 1 of the Agreement as follows:

“Capture Period” means the period commencing on the First Amendment Date and ending three (3) years thereafter, or, if earlier, ending on the date this Agreement is earlier terminated pursuant to Section 5.2, 5.3 or 5.4 below.

8.	Section 2.6. Section 2.6 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.6 Disclosure of Patent Files. Hansen shall respond accurately and within thirty (30) days to any reasonable request by ISI to provide to ISI a complete and accurate copy of any unpublished Hansen Patent licensed under Section 2.1 of this Agreement.

9.	Section 2.7. Section 2.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.7 Compliance with Sublicense and Outlicense Obligations. Hansen covenants that it shall comply with any applicable terms of any license agreement between ISI and a third party that grants to ISI license rights under the third party’s patents, which patents are ISI Patents that are sublicensed to Hansen under the terms of this Cross License, but only to the extent such terms are provided to Hansen in writing by ISI. ISI covenants that it shall comply with any applicable terms of any license agreement between Hansen and a third party that grants to Hansen license rights under the third party’s patents, which patents are Hansen Patents that are sublicensed to ISI under the terms of this Cross License, but only to the extent such terms are provided to ISI in writing by Hansen. The Parties acknowledge that the rights and licenses granted hereunder to any patents and patent applications that are licensed from a third party and sublicensed hereunder are subject to the terms of the applicable license agreement, and the rights and licenses therein granted hereunder are subject to, and limited by, the scope of the rights that are available from such third party to be sublicensed hereunder. Similarly, the rights and licenses granted to patents and patent applications hereunder (other than Hansen Original Patents and ISI Patents) are subject to any rights or licenses granted therein by the Parties under agreements entered into with third parties.

10.	Section 5.1. The last sentence of Section 5.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

Upon such expiration, the license rights granted in Sections 2.2 and 2.3 shall survive.

11.	Section 6.1. Section 6.1 of the Agreement is hereby deemed deleted in its entirely and replaced with the following:

6.1 No Solicitation and Release. Each Party agrees that it will not, directly or indirectly, solicit to become an employee, contractor, or agent of the Party, any person that such Party knows, or has reason to know, is employed by the other Party. Notwithstanding the foregoing, nothing herein shall be construed to prohibit either Party: (i) from placing advertisements for employment that are directed at the public at large in any newspaper, trade magazine, on-line job services, journals, or other periodicals, (ii) responding to unsolicited inquiries about employment or contract opportunities or possibilities from headhunters or other agents, or (iii) responding to unsolicited inquiries about employment or contract opportunities from any individual. Nothing in this section shall be construed to prohibit a party from hiring an employee of the other party who has responded to a general solicitation of employment not specifically directed at that employee.

Each Party, on behalf of its Affiliates, the Party’s successors and assigns, and Affiliates of the Party’s successors and assigns, hereby irrevocably releases, acquits, and forever discharges to the other Party, the other Party’s Affiliates, the other Party’s officers, directors, employees, agents, representatives, shareholders, customers, vendors, and the officers, directors, employees, agents, representatives, shareholders, customers, vendors of the other Party’s successors and assigns, from any and all claims, liability, or damages associated with any breach and/or infraction related to this Section 6.1 that may have occurred on or prior to the First Amendment Date.

12.	Section 7.3(b). Section 7.3(b) of the Agreement is hereby amended to replace all references to “Hansen Patents” in such Section 7.3(b) with “Hansen Original Patents.” Section 7.3(b) of the Agreement is hereby further amended to add the following text immediately after “…terms of this Cross License” at the end of such Section 7.3(b):

; and (iii) except for the Hansen Original Patents and the Hansen Subsequent Patents (and except for any Hansen Cross-Licensed IP or Hansen-Luna IP), as of the First Amendment Date, Hansen does not own or have the right to license to ISI within the scope of the licenses herein any other patents or patent applications with applicability in the ISI Field of Use. If either Party later identifies any such patent or patent application, such Party will notify the other Party and upon either Party’s request the Parties will update this Agreement as necessary to include such patent or patent application

13.	Section 7.5. New Section 7.5 is hereby added to the end of Article 7 of the Agreement, as follows:

7.5 Rights in Bankruptcy. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement a bankruptcy proceeding by or against a Party the other Party shall be entitled to exercise all rights provide by law. The Parties acknowledge and agree that royalties to be paid pursuant to Sections 3.3 and 3.4 of this Agreement shall constitute royalties within the meaning of Bankruptcy Code § 365(n) with respect to the licenses of United States patents hereunder.

14.	Exhibit D. New Exhibit D, attached hereto as Attachment 1 is hereby deemed attached to the Agreement and incorporated therein by reference.

15.	Miscellaneous.

a.	No Further Amendment; No Conflict. The Agreement remains in full force and effect except solely to the extent expressly modified by this Amendment. If there is a conflict between this First Amendment and the Agreement, this First Amendment shall control.

b.	Entire Agreement. This First Amendment constitutes the entire agreement among the Parties with respect to the amendment of the Agreement, and this First Amendment supersedes all previous agreements and understandings, whether oral or written, between the Parties with respect to the amendment of or addition to the Agreement. For clarity, nothing in this First Amendment shall be construed to modify, affect, or supersede the terms and conditions of the 2010 FOSSL Cross License.

c.	Governing Law. This Amendment shall be governed by and construed under the laws of the State of California without regard to the conflict of laws provisions thereof.

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed by their duly respective authorized representative.

INTUITIVE SURGICAL OPERATIONS, INC.		HANSEN MEDICAL, INC.

By:	/s/ Mark Meltzer	By:	/s/ Bruce J Barclay
Name:	Mark Meltzer	Name:	Bruce J Barclay
Title:	Senior Vice President and General Counsel	Title:	President and CEO

ATTACHMENT 1

EXHIBIT D

Hansen Subsequent Patents